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                                   FORM 8 - A

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

               FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                   PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                        SECURITIES EXCHANGE ACT OF 1934


                   Cameron Ashley Building Products, Inc.
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           (Exact name of registrant as specified in its Charter)

 Georgia                                                             58-1984957
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(State of incorporation or organization)    (I.R.S. Employer Identification No.)

 11651 Plano Road, Dallas, Texas                                          75243
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(Address of principal executive offices)                              (Zip Code)


         Securities to be registered pursuant to Section 12(b) of the Act:

            Title of each class              Name of each exchange on which
            to be so registered                each class is to be registered

          Common Stock, no par value          The New York Stock Exchange
         ----------------------------        ---------------------------------

         If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective
         pursuant to General Instruction A.(c), check the following box.     [X]


         If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective
         pursuant to General Instruction A.(d), check the following box.     [ ]


         Securities Act registration statement file number to which this form relates:
         _________________________ (if applicable)


         Securities to be registered pursuant to Section 12(g) of the Act:

                                    None
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                                (Title of Class)
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Item 1.     Description of Registrant's Securities
            to be Registered.

            Common Stock, No Par Value

       The capital stock of Cameron Ashley Building Products, Inc. (the "Company" or the "Registrant") to be registered on the New York Stock Exchange, Inc. (the "Exchange"), is the Registrant's Common Stock, no par value per share. The Company's Articles of Incorporation, as amended as of the date hereof, authorize the issuance of 20,100,000 shares of capital stock, of which 20,000,000 shares are designated Common Stock and 100,000 shares are designated Preferred Stock. The holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the shareholders. The holders of Common Stock are not entitled to cumulate voting rights with respect to the election of directors. Subject to preferences that may be applicable to any then outstanding shares of the Registrant's Preferred Stock, holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of the Company, holders of the Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference, if any, of any then outstanding Preferred Stock. Holders of Common Stock have no preemptive, conversion or any other rights to subscribe for additional securities of the Company. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are validly issued, fully paid and nonassessable.

       Certain provisions of the Company's Articles of Incorporation, as amended, were designed to make the Company a less attractive target for acquisition by an outsider who does not have the support of the Board of Directors. These provisions: (i) permit shareholders, with certain qualifications, to amend the Company's bylaws only by the affirmative vote of eighty percent (80%) or more of the shares entitled to vote; (ii) provide for a classified Board of Directors; (iii) provide that directors may only be removed for cause by the affirmative vote of a majority of the shares entitled to vote; and (iv) provide that at least eighty percent (80%) of shares entitled to vote must approve certain amendments to the Articles of Incorporation. While the foregoing provisions will not necessarily prevent take-over attempts, they may discourage an attempt to obtain control of the Company in a transaction not approved by the Company's Board of Directors by making it more difficult for a third party to obtain control in a short time and impose its will on other shareholders of the Company.

Item 2.     Exhibits.

            1. All exhibits required by Instruction II to Item 2 will be supplied to the New York Stock Exchange.
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                                   SIGNATURE



            Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.


                                   Cameron Ashley Building Products, Inc.

                                   Date:  June 4, 1998


                                   By:     /s/ J. Andrew Kerner
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                                           J. Andrew Kerner
                                           Executive Vice President-
                                           Chief Financial Officer
                                           and Treasurer